Exhibit 14


                                 NCT Group, Inc.
       Code of Ethics for the CEO, CFO and Other Senior Financial Officers


NCT Group, Inc.* and all of its directors and employees are covered under the "Policies on Business Conduct and Conflicts of Interest". The Chief Executive Officer ("CEO"), or those performing similar functions, and all Senior Financial Officers (including particularly the Chief Financial Officer) are bound by the provisions set forth in the Policies relating to ethical conduct and fair dealing, conflicts of interest, confidentiality of NCT information and compliance with law, but in addition are subject to the following specific policies:

     1. Be committed to the highest standards of honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between their personal and professional relationships in the performance of their duties as CEO and Senior Financial Officers of NCT.
     2. Be committed to the full, fair, accurate, timely and understandable disclosure in reports and documents that NCT file with, or submits to, the SEC and in other public communications made by NCT, of all information relating to NCT, its financial condition and results of operations.
     3. Be committed to compliance with all applicable governmental laws, rules and regulations relating to the conduct of the businesses of NCT and to required reports regarding the financial condition and results of business operations of NCT, including the laws of all countries in which NCT operates.
     4. Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one's independent judgment to be subordinated to any personal interest.
     5. Respect the confidentiality of information acquired in the course of serving as CEO or a Senior Financial Officer of NCT except when authorized or otherwise legally obligated to make disclosure. Confidential information shall not be used for personal advantage.
     6. Report violations of this Code of Ethics to the General Counsel or directly to the Audit Committee of the Board of Directors of NCT, as soon as practicable after learning of any such violation.
     7. Report to the General Counsel or Audit Committee any information concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect NCT's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in NCT's financial reporting, disclosures or internal controls.
     8. Report to the General Counsel or Audit Committee any material violations of the securities or other laws, rules or regulations applicable to NCT and the operations of its business, by NCT or any agent thereof.
     9. Hold themselves accountable for adherence to this Code of Ethics, and understand that NCT's Board of Directors will hold them accountable, as CEO or Senior Financial Officers of NCT, to this Code of Ethics.

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* Includes all of its wholly and  majority-owned  subsidiaries,  except any that have their own written Code of Ethics.